Filed Pursuant to Rule 424(b)(3)

Registration No. 333-253983

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 25, 2022

(to Prospectus dated March 15, 2021)

ALARUM TECHNOLOGIES LTD.

Termination of At-the-Market Offering

This Supplement No. 1 to Prospectus Supplement, or this Supplement No. 1, amends and supplements the information in the prospectus, dated March 15, 2021, or the Prospectus, to the registration statement on Form F-3 (File No. 333-253983), or the Form F-3, and the prospectus supplement, dated November 25, 2022, or the ATM Prospectus Supplement, of Alarum Technologies Ltd., or we, us or our. This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the Prospectus and the ATM Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. This Supplement No. 1 is not complete without and may only be delivered or utilized in connection with the Prospectus and the ATM Prospectus Supplement, and any future amendments or supplements thereto.

We filed the ATM Prospectus Supplement on November 25, 2022 to register the offer and sale of American Depository Shares, or ADSs, from time to time under the terms of an at-the-market issuance sales agreement, dated November 25, 2022, or the ATM Agreement, that we entered into with ThinkEquity LLC, or ThinkEquity. In accordance with the terms of the ATM Agreement and the ATM Prospectus Supplement, we could offer and sell ADSs having an aggregate offering price of up to $5,000,000 at any time and from time to time through or to ThinkEquity, as sales agent, in sales deemed to be “at the market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the ATM Program. On August 30, 2023, the ATM Agreement was terminated, effective immediately. As of August 30, 2023, we had sold an aggregate of approximately $768,222 of ADSs pursuant to the ATM Program.

As of the date of the filing of the Form F-3, we are subject to the limitations imposed by General Instruction I.B.5. As of the date of this Supplement No. 1, the aggregate market value of our outstanding ADSs held by non-affiliates, or our public float, was approximately $17,166,000, based on 3,946,262 outstanding ADSs held by non-affiliates and a per share price of $4.35, the closing price of ADSs on September 7, 2023, which is the highest closing sale price of our ADSs on The Nasdaq Capital Market within the prior 60 days. We have sold an aggregate of approximately $768,222 of securities pursuant to General Instruction I.B.5. of Form F-3 during the 12-calendar month calendar period that ends on, and includes, the date of this Supplement No. 1 and, as a result, the capacity to sell securities under our Form F-3 Registration Statement pursuant to General Instruction I.B.5. is currently $4,231,778.

The purpose of this Supplement No. 1 is to terminate our continuous offering under the ATM Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Supplement No. 1, the ATM Prospectus Supplement and the Prospectus. Any representation to the contrary is a criminal offense.

ThinkEquity

The date of this prospectus supplement is September 11, 2023